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As filed with the Securities and Exchange Commission on August 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIRON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-2754624
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
4560 Horton St., Emeryville, California 94608 (Address of principal executive offices) (Zip Code)

CHIRON CORPORATION 2004 STOCK COMPENSATION PLAN
(Full title of the Plan(s))

William G. Green, Esq.
Senior Vice President and General Counsel
Chiron Corporation
4560 Horton Street, Emeryville, California 94608
(Name and address of agent for service)

(510) 655-8730
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Chiron Corporation 2004 Stock Compensation Plan
Common Stock, $0.01 par value	17,128,036 shares	$44.46	$761,512,480.56	$96,483.63

(1)
This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Chiron Corporation 2004 Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant's Common Stock on August 6, 2004, as reported on the Nasdaq National Market.

PART II
Information Required in the Registration Statement

        Item 3.    Incorporation of Documents by Reference

        Chiron Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission (the "Commission") on March 3, 2004, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (b)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by its Annual Report referred to in (a) above including:

(i) Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2004, filed with the Commission on April 30, 2004.
Quarterly period ended June 30, 2004, filed with the Commission on August 9, 2004
(ii) Current Reports on Form 8-K	Filed with the Commission on January 9, 2004, May 14, 2004, May 18, 2004, June 15, 2004, June 17, 2004 and July 27, 2004; and
  (c)
  The Registrant's Registration Statement (No. 000-12798) on Form 8-A filed with the Commission on August 28, 1984 in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        Item 4.    Description of Securities

        Not applicable.

        Item 5.    Interests of Named Experts and Counsel

        William G. Green, who has provided an opinion to the Registrant on the validity of the securities being registered which is Exhibit 5 to this registration statement, is Senior Vice President, General Counsel and Secretary of the Registrant.

        Item 6.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware and the Bylaws of the Registrant contain certain provisions covering indemnification of corporate directors, officers and employees under certain conditions and subject to certain limitations.

        In addition, the Registrant has entered into supplemental indemnification agreements with its directors which broaden the scope of indemnity beyond that expressly provided by the Bylaws or the Delaware General Corporation Law. These supplemental contracts are permissible under the General Corporation Law and have been approved by the Registrant's stockholders. Accordingly, the indemnification agreements with directors will (i) confirm the present indemnity provided to them by the Registrant's Bylaws and give them assurance that this indemnity will continue to be provided despite future changes in the Bylaws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, incurred or paid by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their service as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director, officer, or similar official of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid in advance, subject to the director's obligation to reimburse the Registrant in the event it ultimately determines that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the third sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act, as amended, or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Registrant from unreasonable settlements or redundant legal expenditures.

        The Registrant maintains liability insurance for each of its directors and officers which provides for coverage for certain liabilities for which indemnification by the Registrant may not be permissible under applicable law and public policy, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

        Item 7.    Exemption from Registration Claimed

        Not applicable.

        Item 8.    Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-12798 on Form 8-A, together with any amendments and exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.
5	Opinion and consent of William G. Green.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of William G. Green is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Chiron Corporation 2004 Stock Compensation Plan.

        Item 9.    Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2004 Stock Compensation Plan.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, state of California, on the 9th day of August, 2004.

CHIRON CORPORATION
By:	/s/ HOWARD H. PIEN Howard H. Pien President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        The undersigned hereby constitute and appoint Howard H. Pien and David V. Smith, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HOWARD H. PIEN Howard H. Pien	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 9, 2004
/s/ DAVID V. SMITH David V. Smith	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ RAYMUND BREU Raymund Breu	Director	August 9, 2004
/s/ VAUGHN D. BRYSON Vaughn D. Bryson	Director	August 9, 2004
/s/ LEWIS W. COLEMAN Lewis W. Coleman	Director	August 9, 2004
/s/ PIERRE E. DOUAZE Pierre E. Douaze	Director	August 9, 2004
/s/ J. RICHARD FREDERICKS J. Richard Fredericks	Director	August 9, 2004
/s/ PAUL L. HERRLING Paul L. Herrling	Director	August 9, 2004
/s/ DENISE M. O'LEARY Denise M. O'Leary	Director	August 9, 2004
/s/ EDWARD E. PENHOET Edward E. Penhoet	Director	August 9, 2004
/s/ PIETER J. STRIJKERT Pieter J. Strijkert	Director	August 9, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

CHIRON CORPORATION

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-12798 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.
5	Opinion and consent of William G. Green.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of William G. Green is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Chiron Corporation 2004 Stock Compensation Plan.

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PART II Information Required in the Registration Statement
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX